               AMENDMENT TO ACCOUNTING SERVICES AGREEMENT

      This AGREEMENT, dated as of the ------- day of -------------- , 1997, made by and between Winthrop Opportunity Funds, a business trust (the "Trust") operating as an open-end management investment company registered under the Investment Company Act of 1940, as amended, duly organized and existing under the laws of the State of Delaware and FPS Services, Inc. ("FPS") (formerly known as Fund/Plan Services, Inc.), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                            WITNESSETH THAT:

      WHEREAS, the Trust and FPS entered into an Accounting Services Agreement dated April 1, 1995, wherein FPS agreed to provide certain portfolio accounting and pricing services to the Trust (the "Agreement"); and

      WHEREAS, the Parties wish to amend the Agreement to: (i) reflect the change in the name of FPS; (ii) amend Schedule "C" of the Agreement and to include under the Agreement's terms two separate series of shares to be known as "Winthrop U.S. Government Money Fund" and "Winthrop Municipal Money Fund" (the "Money Funds"); and (iii) the inclusion under the Agreement of Schedules "D" and "E" which set forth, respectively, the services to be provided to the Money Funds and the fees to be charged there against.

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree:

      1. That Schedule "C," of the Agreement be replaced in its entirety with Schedule "C" attached hereto;

      2. That Schedule "D" in the form attached hereto become part of the Agreement setting forth the services to be performed by FPS on behalf of the Money Funds; and

      3. That Schedule "E" in the form attached hereto become part of the Agreement setting forth the fees to be charged by FPS for the services performed by it on behalf of the Money Funds.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement, consisting of one type-written page, together with Schedules "C" "D" and "E," to be signed by their duly authorized officers as of the day and year first above written.


Winthrop Opportunity Fund                 FPS Services, Inc.


---------------------------------         ---------------------------------
Martin Jaffe, Treasurer                   Kenneth J. Kempf, President





                                                                SCHEDULE "C"



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                                                     Effective April 1, 1995
                                                Amended --------------, 1997

                           Identification of Series

Below are listed the Series and Classes of Shares to which services under this Agreement are to be performed as of the Effective Date of this
Agreement:

                         "WINTHROP OPPORTUNITY FUNDS"

            1.  Winthrop Developing Markets Fund - Class A Shares
            2.  Winthrop Developing Markets Fund - Class B Shares
            3.  Winthrop International Equity Fund - Class A Shares
            4.  Winthrop International Equity Fund - Class B Shares
            5.  Winthrop U.S. Government Money Fund
            6.  Winthrop Municipal Money Fund

This Schedule "C" may be amended from time to time by agreement of the Parties.





                                                                SCHEDULE "D"

          SCHEDULE OF FUND ACCOUNTING AND PORTFOLIO VALUATION SERVICES
                         TO BE PERFORMED ON BEHALF OF
                    WINTHROP U.S. GOVERNMENT MONEY FUND AND
                         WINTHROP MUNICIPAL MONEY FUND
                      (A FUND OR COLLECTIVELY, THE FUNDS)

I. Daily Accounting Services

 1)   Calculate Net Asset Value ("NAV") and Daily Dividend Rate:

      o Provide money market original and amortized cost schedules in accordance with valuing the Fund based on amortized cost, inclusive of all debt issues income accruals.
      o Prepare Net Asset Value (NAV) proof sheets. Review components of change in NAV and distribution rate for reasonableness.
      o  Calculate net investment income available for distribution daily.
      o  Verify system calculated dollar average weighted maturity.
      o  Calculate daily rate, and 1, 7, 30-day yields.
      o Supply Trust's transfer agent (the "Transfer Agent"), and Wood, Struthers & Winthrop with distribution rates, average weighted maturity and 1, 7, 30-day yields.
      o If applicable, communicate required information electronically to NASDAQ.

 2) Determine and Report Cash Availability by approximately 9:00 AM Eastern Time and 1:00 PM Eastern Time, as provided by the Funds' Transfer Agent :

      o Receive daily cash and transaction statements from the Trust's custodian (the "Custodian") by 8:30 AM Eastern time.
      o Receive previous day shareholder activity reports from the Transfer Agent by 8:30 AM Eastern time and 12:30 PM Eastern time.


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      o  Hard copy Cash Availability calculations with all details to Wood,
         Struthers & Winthrop will be supplied by the Transfer Agent.
      o Prepare and complete daily bank cash reconciliations including documentation of any reconciling items and notify the Custodian and Wood, Struthers & Winthrop.

 3)   Reconcile and Record All Daily Expense Accruals:

      o Accrue expenses based on budget supplied by Wood, Struthers & Winthrop either as percentage of net assets or specific dollar amounts.
      o If applicable, monitor expense limitations established by Wood, Struthers & Winthrop.
      o  If applicable, accrue daily amortization of Organizational Expense.
      o  Complete daily accrual of 12b-1 expenses.

4)    Verify and Record All Daily Income Accruals for Debt and Money Market
      Issues:

      o Review and verify all system generated Interest and Amortization reports.
      o  Establish unique security codes for fixed income and money market issues to permit segregated Trial Balance income reporting.
      o  Review and verify all Variable Rate Demand Notes, daily, weekly, quarterly, semi-annual and annual rate resets, supplied by the
         Funds' Investment Advisor or vendor, such as Municipal Market
         Data.

 5) Enter All Security Trades on Investment Accounting System (IAS) based on written instructions from the Funds' advisor (the "Advisor").

      o  Review system verification of trade and interest calculations.
      o  Verify settlement through statements supplied by the Custodian.
      o  Maintain security ledger transaction reporting.
      o  Maintain tax lot holdings.
      o  Determine realized gains or losses on security trades.
      o  Provide complete broker commission reporting.

 6)   Enter All Fund Share Transactions on IAS:

      o  Process activity identified on reports supplied by the Transfer
         Agent.
      o Verify settlement through each Fund's statements supplied by the Custodian.
      o  Reconcile to the Transfer Agent's report balances.

 7) Prepare and Reconcile/Prove Accuracy of the Daily Trial Balance (listing all asset, liability, equity, income and expense accounts)

      o  Post manual entries to the general ledger.
      o  Post Custodian bank activity.
      o  Post security transactions.
      o Post and verify system generated activity, i.e. income and expense accruals.
      o Prepare Fund's general ledger net cash proof used in NAV and daily distribution calculations.

 8)   Review and Reconcile with the Custodian's Statements:


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

      o Verify all posted interest, expenses, and shareholder and security payments/receipts, etc. (Discrepancies will be reported to the Custodian.)
      o  Post all cash settlement activity to the Trial Balance.
      o  Reconcile to ending cash balance accounts.
      o  Clear IAS subsidiary reports with settled amounts.
      o Track status of past due items and failed trades handled by the Custodian.

 9)   Submission of Daily Accounting Reports to Wood, Struthers & Winthrop:
      (Additional reports readily available.)

      o  Trial Balance
      o Daily, 7-day and 30-day yield calculations o NAV Calculation Report with daily distribution rate o Cash availability o Dollar weighted average maturity o Interest and Amortization Report o Portfolio Valuation using Amortized Cost

II.  Weekly Accounting Services

If applicable, submit Money Market Fund Mark-to-Market Report and Interest and Amortization schedule to Wood, Struthers & Winthrop (based on Wood, Struthers & Winthrop or vendor supplied money market yields or prices).

III. Monthly Accounting Services

 1) For each Series, full Financial Statement Preparation (automated Statements of Assets and Liabilities, of Operations and of Changes in Net Assets) and submission to Wood, Struthers & Winthrop by 10th business day.

 2)   Submission of Monthly Automated IAS Reports to Wood, Struthers &
      Winthrop:

      o  Security Purchase/Sales Journal
      o  Interest and Maturity Report
      o  Brokers Ledger (Commission Report)
      o  Security Ledger Transaction Report with Realized Gains/Losses
      o  Security Ledger Tax Lot Holdings Report
      o  Additional reports available upon request

 3)   Reconcile Accounting Asset Listing to the Custodian's Asset Listing:

      o Report any security balance discrepancies to the Custodian and Wood, Struthers & Winthrop.

 4) Provide Monthly Analysis and Reconciliation of Additional Trial Balance Accounts, such as:

      o Security cost and realized gains/losses o Interest/dividend receivable and income o Payable/receivable for securities purchased and sold
      o Payable/receivable for Fund's shares; issued and redeemed o Expense payments and accruals analysis o Distribution Payable/Dividend Paid

 5)   If Appropriate, Prepare and Submit to Wood, Struthers & Winthrop:

      o  Income by state reporting



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

      o  Standard Industry Code Valuation Report
      o  Alternative Minimum Tax Income segregation schedule

IV.  Annual (and Semi-Annual) Accounting Services

  1) Assist and supply auditors with schedules supporting securities and shareholder transactions, income and expense accruals, etc. for each Fund during the year in accordance with standard audit assistance requirements.

  2)  Provide NSAR Reporting (Accounting Questions):

      If applicable for each Fund, answer the following items: 2, 12B, 20, 21, 22, 23, 28, 30A, 31, 32, 35, 36, 37, 43, 53, 55, 62, 63, 64B,
      71, 72, 73, 74,  75, 76.

V.  Basic Assumptions:

      The Accounting Fees as stated in Schedule "E," attached hereto, are based on the following assumptions. These assumptions are based upon discussions with and information received from Brian Kammerer. To the extent these assumptions do not reflect the ongoing operation of the Trust during the term of this Agreement, fee revisions may be necessary.

1) Compliance reporting (Sub-Chapter "M") shall be maintained by Wood, Struthers & Winthrop as Fund administrator.

2) The Funds' security trading activity is assumed to be approximately 65 trades per month in the Municipal Money Fund and 80 trades per month in the U.S. Government Money Fund (inclusive of domestic and money market transactions).

3)    The Funds will invest in money market instruments, such as:

                Tax Exempt                       Government
                ----------                       ----------
                Repo's                           Repo's
                Variable Rate Demand Notes       Variable Rate Demand Notes
                Treasury Securities              Treasury Securities
                Agencies                         Agencies
                Revenue Bond                     FHLMC's
                Tax-free Commercial Paper
                Tax Anticipation Notes
                Revenue Anticipation Notes

4) The Funds have a tax year-end which coincides with its fiscal year-end. No additional accounting requirements are necessary to identify or maintain book-tax differences. FPS does not provide security tax accounting which differs from its book accounting.

5) The Funds agree to utilize FPS's standard current pricing services for domestic bond securities. Muller Data Corporation, Telerate Systems or Interactive Data Corporation (IDC) are used for bonds and money market issues. Bloomberg is also available for price research and backup. Municipal Market Data (MMD) would be recommended to supply daily rate changes on Variable Rate Demand Notes (VRDN).

      It is assumed that FPS will work closely with the Wood, Struthers &



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

      Winthrop to ensure the accuracy of the Funds' NAV and daily distribution rates and to obtain the most satisfactory pricing sources and specific methodologies prior to the actual start- up date.

6) FPS will supply daily Portfolio Valuation and Interest and Amortization Reports to the Advisor or manager identifying current security positions and original/amortized cost.

      FPS will submit weekly mark-to-market reports and Interest and Amortization Reports to the client (based on client or vendor supplied money market yields or prices) for the Funds. It is assumed that the stability of the Funds' $1.00 NAV will be reviewed by the Advisor.

      It is the responsibility of the Advisor to review these reports and to promptly notify FPS of any possible problems, trade discrepancies, incorrect security prices or corporate action/capital change information that could result in a misstated Fund NAV and distribution rate.

7) The Funds do not expect to invest in Options, Futures, Swaps, Hedges, Derivatives or Foreign (non-US dollar denominated) Securities and Currency. To the extent these investment strategies should change, additional fees will apply after the appropriate procedural discussions have taken place between FPS and the Funds' management. (Two weeks advance notice is required should the Funds commence trading in these investments.)

      To the extent the Fund will purchase/hold open-end registered investment companies (RIC's), it will require procedural discussions between FPS and Fund management clarifying the appropriate pricing and dividend rate sources. Depending on the methodologies selected by the Fund, additional fees may apply.

8) It is assumed for all debt and money market issues that the Advisor will supply FPS with critical income information such as accrual methods, interest payment frequency details, coupon payment dates, variable rate demand note resets, floating rate reset dates, and complete security descriptions with issue types and CUSIP numbers. If applicable, for proper income accrual accounting, FPS will look to the Advisor to supply the yield to maturity and related cash flow schedules for any mortgage/asset- backed securities held in the Funds. Also, FPS would need updated rate changes on variable rate demand notes from the Advisor or third party provider.

9) With respect to Mortgage/Asset-Backed securities including GNMA's, FHLMC's, FNMA's, CMO's, ARM's, the Funds shall direct the Custodian, or a Wood, Struthers & Winthrop supplied source, to provide FPS with current principal repayment factors on a timely basis in accordance with the appropriate securities' schedule. Income accrual adjustments (to the extent necessary) based upon initial estimates will be completed by FPS when actual principal/income payments are collected by the Custodian and reported to FPS.

10) To the extent that the Funds should establish a Line of Credit in segregated accounts with the Custodian for temporary administrative purposes, and/or leveraging/hedging the portfolio, it is not the responsibility under this proposal for FPS to complete the

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

      appropriate paperwork/monitoring for segregation of assets and adequacy of collateral. The Funds shall direct the Advisor to execute such responsibilities. FPS will, however, reflect appropriate Trial Balance account entries and interest expense accrual charges on the daily Trial Balance adjusting as necessary at month-end.

11) If the Funds commence participation in Security Lending, Leveraging, or Short Sales within their portfolio securities, additional fees will apply. (Two weeks advance notice to FPS is required should the Funds desire to participate in the above.)

12) The Funds shall direct the Advisor to supply FPS with portfolio specific expense accrual procedures and monitor the expense accrual balances for adequacy based on outstanding liabilities monthly. The Advisor will promptly communicate to FPS any adjustments needed.

13) Specific deadlines shall be met and complete information shall be supplied by the Funds in order to minimize any settlement problems, NAV miscalculations or income accrual adjustments.

      The Funds shall direct the Advisor to provide to FPS Trade authorization Forms with the appropriate Funds' officer's signature on all security trades placed by the Fund no later than 1:30 PM Eastern time on settlement/value date for short term money market securities issues (assuming that trade date equals settlement date); and by 11:00 AM Eastern time on trade date plus one for next days settlement and non- money market securities. The Advisor will supply FPS with the trade details in accordance with the above stated deadlines.

      The Funds shall direct the Advisor to include all information required by FPS; including CUSIP numbers for all U.S. dollar denominated trades on the Trade Authorization Form. FPS will supply the Advisor with recommended trade ticket documents to minimize receipt of incomplete information. FPS will not be responsible for NAV changes or distribution rate adjustments that result from incomplete trade information.

14) To the extent the funds utilize Purchases In-Kind (U.S. dollar denominated securities only) as a method for shareholder subscriptions, FPS will provide the Funds with procedures to properly handle and process Securities In-Kind. Should the Funds prefer procedures other than those provided by FPS, additional fees may apply. Discussions shall take place at least two weeks in advance between FPS and the Funds to clarify the appropriate In-Kind operational procedures to be followed.

15) It is assumed that the Funds' Advisor will complete the applicable performance and rate of return calculations as required by the SEC for the Funds.

16) Adjustments for financial statements regarding any issues with Original Issue Discount (OID) are not included under this agreement. The Fund shall direct its independent auditors to complete the necessary OID adjustments for financial statements and/or tax reporting.

17) It is assumed that FPS will provide Transfer Agency and Custody Administration services.



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                                                                SCHEDULE "E"

    SCHEDULE OF FEES FOR FUND ACCOUNTING AND PORTFOLIO VALUATION SERVICES
                                      FOR
                    WINTHROP U.S. GOVERNMENT MONEY FUND AND
                         WINTHROP MUNICIPAL MONEY FUND

   This Fee Schedule is fixed for a period of two years from commencement of operations and shall not increase greater than 10% during the one year period beginning January 1, 1999.

 The Accounting Fees as set forth below are based on the "Basic Assumptions"
    as set forth in Schedule "D." To the extent that those assumptions are inaccurate or requirements change, fee revisions may be necessary.

I. Annual Fee Schedule Per Domestic Portfolio: Investments in U.S. Dollar denominated securities only. (1/12th payable monthly)

         .00054   On the First       $ 75 Million of Average Net Assets*
         .00038   On the Next        $ 75 Million of Average Net Assets*
         .0002    On the Next        $600 Million of Average Net Assets*
         .0001        Over           $750 Million of Average Net Assets*

      Minimum of $24,000 per portfolio per year with Single Class. Each additional Class is $7,500 per year per Class.

      *For Multiple Class portfolios, fees are based on Combined Classes' Average Net Assets.

II. Pricing Services Quotation Fee: Specific costs will be identified based upon options selected by Wood, Struthers & Winthrop and will be billed monthly.

-----------------------------------------------------------------------------------
                                           Muller Data   Interactive   J.J. Kenny
Security Types                                Corp.*     Data Corp.*   Co., Inc.*

-----------------------------------------------------------------------------------
Government Bonds                           $    .50      $    .50      $ .25 (a)
-----------------------------------------------------------------------------------
Mortgage-Backed (evaluated, seasoned,           .50           .50        .25 (a)
closing)
-----------------------------------------------------------------------------------
Corporate Bonds (short and long term)           .50           .50        .25 (a)
-----------------------------------------------------------------------------------
U.S. Municipal Bonds (short and long            .55           .80        .50 (b)
term)
-----------------------------------------------------------------------------------
CMO's/ARM's/ABS                                1.00           .80       1.00 (a)
-----------------------------------------------------------------------------------
Convertible Bonds                               .50           .50       1.00 (a)


-----------------------------------------------------------------------------------
High Yield Bonds                                .50           .50       1.00 (a)
-----------------------------------------------------------------------------------
Mortgage-Backed Factors (per Issue per         1.00           n/a          n/a
Month)
-----------------------------------------------------------------------------------
Domestic Equities                              (d)           .15           n/a
-----------------------------------------------------------------------------------
Domestic Options                                n/a           .15          n/a
-----------------------------------------------------------------------------------
Domestic Dividends & Capital Changes
(per Issue per Month)                           (d)          3.50          n/a
-----------------------------------------------------------------------------------
Foreign Securities                              .50           .50          n/a
-----------------------------------------------------------------------------------
Foreign Securities Dividends & Capital
Changes                                        2.00          4.00          n/a
(per Issue per Month)
-----------------------------------------------------------------------------------
Set-up Fees                                     n/a         n/a (e)      .25 (c)
-----------------------------------------------------------------------------------
All Added Items                                 n/a           n/a        .25 (c)
-----------------------------------------------------------------------------------

        * Based on current Vendor costs, subject to change. Costs are quoted based on individual security CUSIP/identifiers and are per issue per day.

           (a)  $35.00 per day minimum
           (b)  $25.00 per day minimum
           (c)  $ 1.00, if no CUSIP
           (d)  At no additional cost to FPS clients
           (e) Interactive Data also charges monthly transmission cost and disk storage charges.

   A)   Futures and Currency Forward Contracts      $2.00 per Issue per Day

   B)   Telerate Systems, Inc.*  (if applicable)
              *Based on current vendor costs, subject to change.

        Specific costs will be identified based upon options selected by Wood, Struthers & Winthrop and will be billed monthly.

   C)   Reuters, Inc.*
               *Based on current vendor costs, subject to change.

        FPS does not currently pass along the charges for the domestic security prices supplied by Reuters, Inc.

   D)   Municipal Market Data*
               *Based on current vendor costs, subject to change

        Specific costs will be identified based upon options selected by Wood, Struthers & Winthrop and will be billed monthly.

II.     OUT-OF-POCKET EXPENSES

        The Funds will reimburse FPS Services, Inc. monthly for all


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   reasonable out-of- pocket expenses, including telephone, postage, overdraft charges, telecommunications, special reports, record retention, special transportation costs, copying and sending materials to auditors and/or regulatory agencies as incurred and approved.

III.    ADDITIONAL SERVICES

        To the extent the Funds commence using investment techniques such as Futures, Security Lending, Swaps, Leveraging, Short Sales, Derivatives, Precious Metals, or foreign trading (non U.S. dollar denominated securities and currency), additional fees will apply. Activities of a non-recurring nature such as shareholder inkinds, fund consolidations, mergers or reorganizations will be subject to negotiation. Any additional/enhanced services, programming requests, or reports will be quoted upon request.


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